Exhibit 10.1
PUBMATIC
STRATEGIC ADVISOR AGREEMENT

This Agreement is between PubMatic, Inc. (“PubMatic” or the “Company”) and Jeffrey Hirsch (“the Strategic Advisor”).

1.Subject to the terms and conditions of this Agreement, PubMatic engages the Strategic Advisor as an independent contractor to perform the services set forth herein, and the Strategic Advisor hereby accepts such engagement.

2.Services. The Strategic Advisor agrees to serve as an advisor to the PubMatic Inc. Board of Directors (“Board”). In this capacity, Strategic Advisor agrees to produce to Rajeev Goel, CEO PubMatic, in a form that is deliverable to the Board, periodic, written, confidential reports or analysis (“Board Reports”) of a type an in a cadence to be mutually determined by the parties. All Board Reports shall be deemed Work Product as that term is defined below.

The Strategic Advisor’s Company contact for the provision of the services outlined above will be Rajeev Goel, CEO PubMatic. The manner and means by which the Strategic Advisor chooses to complete these services are in the Strategic Advisor’s sole discretion and control. In performing the services, the Strategic Advisor agrees to exercise the highest degree of professionalism and to utilize Strategic Advisor’s own equipment and materials unless otherwise made available by PubMatic. The Strategic Advisor shall perform the services necessary to complete the projects assigned to the Strategic Advisor in a timely and professional manner consistent with industry standards, and at a location, place and time which the Strategic Advisor deems appropriate.

3.Title. During the period of Strategic Advisor’s work pursuant to this Agreement (“Strategic Advisor Term”) and thereafter, Strategic Advisor may refer to himself publicly as a “Strategic Advisor” or “Advisor” to the PubMatic, Inc. Board of Directors, provided that no form or use of such reference shall cause a reasonable person to infer that Strategic Advisor remains a current “Strategic Advisor” or “Advisor” to the PubMatic, Inc. Board of Directors after the end of the Strategic Advisor Term. Strategic Advisor understands, acknowledges, and agrees that nothing in this Agreement, including the allowance to refer to himself as a “Strategic Advisor” or “Advisor” to the Board entitles him to any form of voting rights or control with respect to the Board or the governance of the Company.

4.Fees. In exchange for the advisory services provided under this Agreement, PubMatic agrees to pay fees to Strategic Advisor as follows:

a.Cash: $3,750 per month, payable within 30 days of receipt of a monthly invoice from Strategic Advisor.

b.Equity: Under the Company’s 2020 Equity Incentive Plan or any successor equity plan (the “Plan”), the Company will grant Strategic Advisor within 30 days of the Effective Date (as defined below) an award of restricted stock units (“Strategic Advisor RSUs”) with an aggregate value of $116,667.00. The number of shares from this Strategic Advisor RSU Grant will be determined by dividing the above aggregate value of the Strategic Advisor RSUs by the closing price of one share of the Company’s Class A common stock on the Strategic Advisor RSUs grant date , and rounded down to the nearest number of RSUs. The Strategic Advisor RSUs will vest in equal monthly installments during the period that this Agreement is in effect with no Strategic Advisor RSU’s vesting later than the End Date (as defined below). In all cases, the RSUs will be

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subject to the terms and conditions of the Plan, the applicable grant agreement, and applicable law.

5.Termination. This Agreement shall terminate on December 22, 2023 (“End Date”). PubMatic may also terminate this Agreement without notice if Contractor breaches the Agreement. Upon an early termination, Contractor shall receive a prorated cash payment for services actually rendered and a prorated portion of the Strategic Advisor RSUs, to the Company’s reasonable satisfaction, up to the termination date. This Agreement will not renew unless separately agreed to in writing by the Parties. This Agreement shall not be terminated by the merger or consolidation of PubMatic into or with any other entity.

6.Ownership of Work Product and Inventions.

a.The Strategic Advisor agrees that all work product created by the Strategic Advisor under this Agreement, including all reports, plans, analyses, designs, presentations, writings, compilations or other materials of any kind (“Work Product”) shall be deemed “works made for hire”, and all right, title and interest (including, without limitation, copyrights, trademarks, and patent rights) in the Work Product shall be the sole and exclusive property of PubMatic. To the extent that by operation of law or otherwise, the Work Product is not deemed a work for hire, the Strategic Advisor hereby assigns to PubMatic all right, title and interest in and to any Work Product. To the extent that by operation of law or otherwise, the Work Product cannot be assigned, the Strategic Advisor (a) agrees to waive enforcement worldwide of any “artist’s rights” or “moral rights” in the Work Product that cannot be assigned, and (b) grants to PubMatic an exclusive, worldwide, irrevocable, perpetual license to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. The Strategic Advisor agrees to execute, at PubMatic’s request and expense, all documents and other instruments necessary or desirable to confirm PubMatic’s rights as set forth herein, including without limitation, assignments of copyright. In the event that the Strategic Advisor does not, for any reason, execute such documents within a reasonable time of PubMatic’s request, the Strategic Advisor hereby irrevocably appoints PubMatic as the Strategic Advisor’s attorney-in-fact for the purpose of executing such documents on the Strategic Advisor’s behalf, which appointment is coupled with an interest.
b.The Strategic Advisor will promptly disclose to PubMatic all improvements, inventions, works of authorship, trade secrets, computer programs, designs, formulas, mask works, ideas, processes, techniques, know-how and data, whether or not patentable which are conceived, developed or learned by the Strategic Advisor, either alone or jointly with others, during the term of this Agreement in connection with providing the Services (“PubMatic Inventions”). All such PubMatic Inventions and all trade secret rights, patents, copyrights and other rights in such PubMatic Inventions shall be the sole and exclusive property of PubMatic and the Strategic Advisor hereby assigns to PubMatic any rights he/she/it may have or acquire in such PubMatic Inventions.

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7.Proprietary Information and Inventions.

a.“Proprietary Information” as used in this Agreement means all software and other computer programs, copyrightable material, technical drawings, product ideas, business plans and strategies, trade secrets, concepts for resolving software development issues, data and know-how, inventions (whether patentable or not), improvements, marketing plans, customer and partner lists, and any other proprietary information of PubMatic. With respect to the Proprietary Information, the Strategic Advisor hereby agrees that all Proprietary Information shall be the sole and exclusive property of PubMatic, and PubMatic shall be the sole and exclusive owner of all patents, copyrights and other rights in connection therewith. The Strategic Advisor hereby assigns to PubMatic any rights the Strategic Advisor may have or acquire in such Proprietary Information.
b.Attached hereto as Schedule A is a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by the Strategic Advisor prior to the Effective Date (collectively referred to as “Prior Inventions”), which belong to the Strategic Advisor, which relate to PubMatic’s proposed business, products or research and development, and which are not assigned to PubMatic hereunder; or, if no such list is attached or such list is left blank, the Strategic Advisor represents that there are no such Prior Inventions. If in the course of performing the services hereunder, the Strategic Advisor incorporates into a PubMatic Document, product, process or service a Prior Invention owned by the Strategic Advisor or in which the Strategic Advisor has an interest, the Strategic Advisor hereby grants to PubMatic a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such PubMatic Document, product, process or service, and to practice any method related thereto.

8.Confidentiality.
a.The Strategic Advisor acknowledges that during the term of this Agreement Strategic Advisor will have access to Confidential Information. As used in this Agreement, “Confidential Information” means all Proprietary Information, processes (including business and product processes), records and specifications, financial information (including revenue, accounts and procedures) and any other information owned or used by PubMatic. For the avoidance of doubt, Confidential Information shall include any confidential information of third parties in PubMatic’s possession. The Strategic Advisor agrees not to disclose, directly or indirectly, any Confidential Information to any third party or use any Confidential Information in any manner, either during the term of this Agreement or at any time thereafter, except as reasonably required in connection with the performance of the services hereunder.

b.All Confidential Information and all files, records, charts, graphs, images, documents, letters, blueprints, notes or other media that contain or embody Confidential Information, Work Product or any other information concerning the business, operations or plans of PubMatic (“PubMatic Documents”), whether prepared by the Strategic Advisor or otherwise coming into Strategic Advisor’s possession, and whether in tangible or intangible form, shall remain the sole and exclusive property of PubMatic. The Strategic Advisor shall not share with any third parties or retain any copies of the PubMatic Documents without PubMatic’s prior written permission. Upon the earlier to occur of PubMatic’s request or expiration or termination of this Agreement, the Strategic Advisor shall immediately deliver to PubMatic all such PubMatic Documents and all equipment, devices and other physical property of PubMatic in Strategic Advisor’s possession or control. The Strategic Advisor agrees not to disclose the terms of this Agreement to any person without the prior written consent of PubMatic.

c.The Strategic Advisor further acknowledges and agrees that nothing in this Agreement limits any prior and ongoing obligations to the Company regarding PubMatic’s Confidential Information, including

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without limitation Strategic Advisor’s ongoing obligations under the Confidential Information and Invention Assignment Agreement previously entered into by Strategic Advisor with PubMatic.

d.The Strategic Advisor further agrees that any property situated on PubMatic’s premises or owned by PubMatic is subject to inspection by PubMatic personnel at any time with or without notice.

e.Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 USC Section 1833(b), the Strategic Advisor understands that he/she/it shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

9.Conflicts of Interest. The Strategic Advisor represents that Strategic Advisor is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Strategic Advisor and any third party. Further, the Strategic Advisor, in rendering the services under this Agreement, shall not use any invention, discovery, development, improvement, innovation, or trade secret in which the Strategic Advisor does not have a proprietary interest. The Strategic Advisor is expressly free to perform services for other parties while performing services for PubMatic unless such services to other entities would result in an actual or apparent conflict of interest with PubMatic as determined in accordance with PubMatic’s reasonable discretion, or the use of PubMatic Confidential Information or trade secrets.

10.Non-Solicitation. During the term of this Agreement and for a period of six months thereafter, the Strategic Advisor shall not, directly or indirectly, solicit or induce any employee, consultant, or contractor of PubMatic to terminate or breach an employment, contractual or other relationship with PubMatic.

11.Representations and Warranties. The Strategic Advisor represents and warrants that: (a) Strategic Advisor has the right and unrestricted ability to assign all Work Product and PubMatic Inventions to PubMatic as set forth in this Agreement, (b) none of the Work Product or PubMatic Inventions will infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person or entity, whether contractual, statutory or common law, (c) neither the Work Product, the PubMatic Inventions nor any element thereof will be subject to any restrictions, and (d) Strategic Advisor will not grant, directly or indirectly, any rights or interest whatsoever in the Work Product and PubMatic Inventions to any third parties.

12.Independent Contractor Relationship. This Agreement shall not render the Strategic Advisor an employee, partner, agent of PubMatic for any purpose and shall not create a joint employer or joint venture arrangement. The Strategic Advisor is and will remain an independent contractor in connection with Strategic Advisor’s relationship with PubMatic. PubMatic shall not be responsible for withholding taxes with respect to the Strategic Advisor’s fees hereunder. The Strategic Advisor shall have no claim against PubMatic hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind. As between PubMatic and Strategic Advisor, Strategic Advisor agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Strategic Advisor. The Strategic Advisor agrees to defend, indemnify and hold PubMatic harmless from any and all such taxes, contributions or withholdings (including penalties and interest that PubMatic may have to pay as a result of this Agreement) and any claims made by any third party on account of an alleged failure by the Strategic Advisor to satisfy any such tax, contribution or withholding obligation. The Strategic Advisor will have no authority to act on or enter into any contract or understanding, incur any liability or make any representation

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on behalf of PubMatic without first obtaining specific written instructions from an authorized officer of PubMatic.

13.Strategic Advisor Employees. Should the Strategic Advisor, in his/her/its sole discretion, deem it necessary to employ assistants to aid in the performance of the Services and such use of assistants is approved in advance in writing by PubMatic, PubMatic will not direct, supervise, or control in any way such assistants in their performance of services. The assistants are employed solely by the Strategic Advisor, and the Strategic Advisor alone is responsible for providing workers’ compensation and unemployment insurance for such employees, for paying the salaries and wages of such employees, and for ensuring that all required tax withholdings are made. The Strategic Advisor will maintain workers’ compensation insurance coverage for such employees.

14.Indemnification. The Strategic Advisor will indemnify and hold PubMatic harmless from, and will defend PubMatic against, any and all losses, liabilities, damages, claims, demands, or suits and related costs and expenses that arise, directly or indirectly, from Strategic Advior’s acts or omissions, or from the breach of any term or condition of this Agreement attributable to the Strategic Advisor or his/her/its agents. From the date of written notice from PubMatic to Strategic Advisor of any such loss, PubMatic shall have the right to withhold any payments due Strategic Advisor under this Agreement for the amount of any loss, defense costs, plus additional reasonable amounts as security for Strategic Advisor’s obligations under this section.

15.Compliance with Laws (Anti-corruption Acts). Strategic Advisor will at all times comply with all applicable laws, statutes, ordinances, rules, regulations, orders, and other legal requirements regardless of whether having taken effect on or after the Effective Date, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Anti-Bribery Act, and the anti-corruption laws of any other applicable jurisdiction (together referred to as the “Anti-corruption Acts”). Strategic Advisor represents, warrants, and covenants that Strategic Advisor will not offer nor authorize the offer of any payment, gift, promise, or anything of value, for the purpose of influencing any act or decision of an official of any government (as defined by the FCPA to include officers of state-owned enterprises and seconded government officials). Strategic Advisor further represents, warrants, and covenants that Strategic Advisor will not offer nor authorize the offer of any payment, gift, promise, or anything of value, to any person or company for the purpose of obtaining, retaining, or directing any business. Strategic Advisor shall not make or permit to be made any facilitation payment, unless absolutely necessary to protect against loss of life, limb or liberty.

16.Gifts or Hospitality. Subject to compliance with the Anti-Corruption Acts as stated above, Strategic Advisor shall exercise prudent business judgment in deciding whether to offer or accept any gift or hospitality, including having a valid business purpose for it. Such gifts or hospitality shall be promotional in nature and shall not be offered or accepted in connection with any specific business opportunity, contract or quotation. Any gift of a value or expense greater than $200 requires approval from the General Counsel of PubMatic, Inc.

17.Miscellaneous

a.Right to Injunction. The parties hereto acknowledge that the services to be rendered by the Strategic Advisor under this Agreement and the rights and privileges granted to PubMatic under the Agreement are of a special, unique, unusual, and extraordinary character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated by damages in any action at law, and the breach by the Strategic Advisor of any of the provisions of this Agreement will cause PubMatic

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irreparable injury and damage. The Strategic Advisor expressly agrees that PubMatic shall be entitled to injunctive and other equitable relief in the event of, or to prevent, a breach of any provision of this Agreement by the Strategic Advisor. Resort to such equitable relief, however, shall not be construed to be a waiver of any other rights or remedies that PubMatic may have for damages or otherwise. The various rights and remedies of PubMatic under this Agreement or otherwise shall be construed to be cumulative, and no one of them shall be exclusive of any other or of any right or remedy allowed by law.

b.Assignment; Successors and Assigns. The Strategic Advisor shall not assign any rights under this Agreement, or delegate the performance of any of Strategic Advisor’s duties hereunder, without the prior written consent of PubMatic. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.

c.Choice of Law. The laws of the state of New York shall govern this Agreement in all respects.

d.Arbitration. Any controversies or claims arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default or misrepresentation in connection with this Agreement, shall be settled by arbitration administered by the American Arbitration Association in accordance with the Commercial Arbitration Rules, and the judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

e.Amendment or Waiver. No amendment, change or modification of this Agreement or any waiver of any rights under this Agreement shall be valid unless in writing signed by the parties hereto. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

f.Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, or if sent via email transmission. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as set forth below. If such notice, demand or other communication is given via email transmission, such notice shall be conclusively deemed given upon acknowledgement of receipt of transmission.

If to the Strategic Advisor:     Jeffrey Hirsch
**********
*********
*********

If to the Company:     Rajeev Goel – CEO, PubMatic, Inc. **********

With a copy to:     Andrew Woods – General Counsel, PubMatic, Inc.
*********

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

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g.Severability. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

h.Survival. The rights and obligations contained in Sections 3 (Title), 6 (Ownership of Work Product and Inventions), 7 (Proprietary Information and Inventions.), 8 (Confidentiality.), 10 (Non-Solicitation), 11 (Representations and Warranties), 12 (Independent Strategic Advisor Relationship), 14 (Indemnification), and 17 (Miscellaneous) will survive any termination or expiration of this Agreement unless a shorter survival period is set forth therein.

i.Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous oral or written agreements or communications concerning such subject matter. The terms of this Agreement shall govern all projects undertaken by the Strategic Advisor. In the event of any conflict between this Agreement and any exhibit or change order, the applicable exhibit or change order shall control, but solely with respect to the services set forth therein.

j.Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.

k.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement

18.Review and Revocation. Strategic Advisor may take up to 21 days (or until April 19, 2023) to consider the terms of this Agreement before signing, after which the offer to enter into this Agreement shall be rescinded. Strategic Advisor shall also have up to seven days following the date that Strategic Advisor executes this Agreement to revoke it through written notice of revocation (“Revocation Period”). Such notice must be sent by email to Andrew Woods, General Counsel for PubMatic, Inc. (“PubMatic Counsel”) at andrew.woods@pubmatic.com, no later than the seventh day after Strategic Advisor signs this Agreement.

19.Effective Date. This Agreement will not go into effect, and the Strategic Advisor Term will not commence, unless and until the date on which all of the following events have occurred (“Effective Date”):
a.Strategic Advisor executes this Agreement and returns same to PubMatic;
b.The Revocation Period for this Agreement expires without Strategic Advisor revoking the Agreement.
c.Strategic Advisor executes a separate waiver and release of all claims arising from his employment relationship with PubMatic and the termination of same, in a form provided by PubMatic (“Severance Agreement”) and in accordance with the terms of the January 29, 2021 Retention Agreement entered into between Strategic Advisor and PubMatic; and
d.The Severance Agreement goes into effect under the terms of the Severance Agreement.

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IN WITNESS WHEREOF the undersigned have agreed to the terms of this Agreement.

PubMatic, Inc.

_/s/ Rajeev Goel_________        Date: _March 29, 2023____
By: Rajeev Goel
Co-Founder & CEO, PubMatic

_/s/ Jeffrey Hirsch________         Date: _March 30, 2023____
Jeffrey Hirsch

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SCHEDULE A
List of Prior Inventions and Original Works of Authorship

Title	Date	Identifying Number or Brief Description

☐    No inventions or improvements

☐    Additional Sheets Attached

______________________     Date: __________________
Jeffrey Hirsch

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